Exhibit 24

                              CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Katherine Cain, has authorized and designated Peter M. Sullivan to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Mellon Optima L/S Strategy Fund, LLC. The authority of Peter M. Sullivan under this Statement shall continue until the undersigned is no longer required to File Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of Mellon Optima L/S Strategy Fund, LLC, unless earlier revoked in writing. The undersigned acknowledges that Peter
M. Sullivan is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date: May 10, 2005                                      s/ Katherine Cain
                                                        -----------------
                                                          Katherine Cain